Exhibit 10.1

3400 Cumberland Boulevard

Atlanta, Georgia 30339

August 10, 2020

John A. Stegeman

Chief Executive Officer

HD Supply Construction and Industrial—White Cap

3400 Cumberland Boulevard

Atlanta, Georgia 30339

Dear John,

As you know, the board of directors (the “Board”) of HD Supply Holdings, Inc. (“HD Supply” and, together with its subsidiaries and affiliates, successors and assigns, the “Company”) has approved the Company pursuing a potential sale of the HD Supply Construction and Industrial – White Cap business unit (the “C&I Business”) to Clayton, Dubilier and Rice, LLC (the “Transaction”).

As a valued member of the team, your continued leadership and contributions are critical to the success of the Transaction. You will play an important role in preparing for the sale of the C&I Business and to the continued success of the C&I Business following the closing of the Transaction (the “Closing”). To help ensure that your services are retained and to reward you for your commitment to the work that lies ahead, you are eligible to receive a lump sum cash transaction bonus (the “Transaction Bonus”) in the amount of $1,065,000, pursuant to the terms of this letter.

Except as provided below, your right to the Transaction Bonus is contingent (1) on the Closing of the Transaction, and (2) your continued service with the Company from the date of this letter through the Closing. In addition, payment of the Transaction Bonus is contingent on your dedication to the Company’s successful completion of the Transaction for the $2.9 billion purchase price and other transaction terms contemplated by the Board and your acting in good faith throughout the Closing and otherwise complying with the terms of this letter and the Transaction purchase agreement.

General Terms

You agree that during your employment with the Company, you will devote your full working time and attention and best efforts to the service and benefit of the Company’s business and will comply with all rules, regulations, policies and instructions of the Company and fully cooperate in assisting the Company in its efforts to successfully close the Transaction for the purchase price and other transactions terms contemplated by the Board. I retain discretion to adjust or rescind the Transaction Bonus payout for your failure to provide such good faith cooperation.

If the Company is not successful in closing the Transaction, or the Company determines for any reason to forego the Transaction, or for any other reason the Closing does not occur, this agreement will expire and the Transaction Bonus will not be paid.

Voluntary or Involuntary Termination

In the event that you are involuntarily terminated without Cause (as defined below) or your employment is terminated as a result of your death before payment of the Transaction Bonus you or, in the event of your death, your successors, will be entitled to receive the Transaction Bonus, contingent on the Closing occurring, in a lump sum cash amount payable within forty-five (45) days following the Closing. In all cases, receipt of any Transaction Bonus following your death or termination without Cause is also conditioned on you or, in the event of your death, your successors signing, and not revoking, a release of claims in a form acceptable to the Company’s general counsel. Such release must become effective and irrevocable pursuant to its terms within thirty (30) days after your death or termination date.

You will not be entitled to receive any Transaction Bonus: (1) if you are terminated from the Company for Cause before the Closing, (2) you voluntarily resign your employment with the Company before the Closing, regardless of when or why you have resigned your employment; or (3) you become entitled to receive payments under the Change in Control Agreement entered into between you and the Company on November 14, 2016 and/or accelerated vesting of your equity awards under the Company’s equity plans.

“Cause” means, as reasonably determined by the Company: (1) willful or gross neglect of your duties with the Company; (2) your conviction of any felony, or of any lesser crime or offense that involves theft or moral turpitude or that materially adversely affects the property, reputation or goodwill of the Company; (3) willful or gross misconduct in connection with the performance of your duties for the Company; (4) your theft or misappropriation of business assets of the Company or of any existing or prospective customer of the Company; (5) your poor or inadequate work performance which has not been cured within ten (10) days following written notice thereof by the Company; (6) your violation of any securities laws as determined by the Company’s general counsel in his or her absolute discretion; (7) breach of your covenants to the Company relating to confidential and proprietary information, trade secrets, noncompetition or non-solicitation; and/or (8) conduct, act or omission by you that is detrimental to the business of the Company or conduct by you that constitutes a violation of Company policies and procedures applicable to you which may be in effect at the time of the occurrence.

Payment Terms and Conditions

Should you remain eligible, and if the terms triggering payout of the Transaction Bonus are satisfied, the Transaction Bonus will be paid to you in a lump sum cash payment within forty-five (45) days following the Closing. The Transaction Bonus is subject to all standard tax and other payroll withholdings. Notwithstanding any provision contained herein, payment to you of any Transaction Bonus shall be conditioned on: (1) your signing, and not revoking, a release of claims, in a form acceptable to the Company’s general counsel, that becomes effective and irrevocable pursuant to its terms within thirty (30) days after the Closing; (2) your continuous active employment with the Company through the Closing; and (3) your continuing compliance with the terms of this agreement, including with respect to your obligations of confidentiality contained herein.

Tax Matters

Section 409A. The Transaction Bonus and the terms of this agreement shall be construed and interpreted to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). It is intended that amounts payable pursuant to this agreement shall be excluded from the requirements of Section 409A as short-term deferral amounts to the maximum possible extent. The Company, however, makes no representations or warranties as to whether the terms this agreement comply with or are exempt from Section 409A and you acknowledge and agree that you are responsible for all taxes imposed on you as a result of payments provided by this agreement, including any taxes imposed under Section 409A.

Section 280G. Notwithstanding any provision of this agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to you, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company (to the extent of payments made by the Company) by an independent accounting firm or a nationally recognized law firm chosen by the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this section shall not of itself limit or otherwise affect any other rights or obligations you may have under this agreement.

Non-Competition and Non-Solicitation Covenants

You agree that you will not, for a period of two (2) years following the date of your termination of employment with the Company (the “Restricted Period”), enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide services in the same or similar manner as you perform for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company its parents, subsidiaries, affiliates or related entities, in the United States, Canada, or any other location in which the Company currently conducts business or may conduct business prior to the Closing other than with respect to the C&I Business.

You further agree that during the Restricted Period, you will not directly or indirectly (1) solicit or attempt to solicit any business related to the Company existing as of the Closing from any of the Company’s customers or suppliers with whom you had business contact or about whom you received confidential information other than with respect to the C&I Business (collectively, the “Customers and Suppliers”) during the one-year period prior to the Closing (provided that you may continue to solicit business from such Customers and Suppliers on behalf of the C&I Business following the Closing in the performance of your duties while employed with the C&I Business after the Closing); or (2) solicit any person who is an employee of the Company to terminate his or her relationship with the Company or the C&I Business.

Confidentiality and Trade Secrets

You acknowledge that through your employment you have acquired and had access to, and will continue to acquire and have access to, the Company’s Confidential Information and Trade Secrets. You further acknowledge that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets. By signing below, you agree to hold in confidence and to not publish, disclose or use any Confidential Information or Trade Secrets for as long as the Confidential Information retains its character as confidential and is not readily available to the public, and in the case of Trade Secrets, for so long as the information remains a Trade Secret, except in connection with the good faith performance of your duties for the Company, provided that following the Closing, you will not be able to publish, disclose or use the Confidential Information or Trade Secrets of the Company for any purpose, except that you may (1) disclose Confidential Information to comply with a legal process or governmental inquiry (but only upon prompt written notice to the Company’s general counsel to the extent legally permissible), and (2) use Confidential Information and Trade Secrets of the C&I Business in the performance of your duties while employed with the C&I Business after the Closing.  Further, any claims of violation of these provisions with regard to the C&I Business’s Confidential Information and Trade Secrets following the Closing shall be that of the C&I Business and not of the Company (and therefore enforceable by the purchaser of the C&I Business).  You further agree to return all documents, disks or any other item or source containing Confidential Information or Trade Secrets, or any other Company to the Company or the C&I Business (as applicable) on or before your termination date from the applicable entity. Nothing in this agreement is intended to prohibit you from reporting possible violations of federal law to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal law. You do not need the Company’s prior authorization to make any such reports or disclosures and you are not required to notify the Company that such reports or disclosures have been made.

“Confidential Information” shall include any data or information, other than Trade Secrets, that is valuable to the Company or the C&I Business and not generally known to competitors of the Company or the C&I Business or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in your memory, or has been compiled or created by you. This includes, but is not limited to: technical, financial, credit marketing, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, information relating to the Transaction or other information similar to the foregoing, including the existence and terms of this agreement.

“Trade Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

You further acknowledge that your breach of any of the covenants contained in this section of the agreement and/or the section above entitled “Non-Competition and Non-Solicitation Covenants” would result in immediate and irreparable harm to the Company, the C&I Business, or both, that cannot be adequately or reasonably compensated by law. Accordingly, you agree that the Company and the C&I Business shall be entitled, if any such breach shall occur or be threatened or attempted, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by you. You acknowledge that the Company has informed you, in accordance with 18 U.S.C. § 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (1) is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Unvested Equity

The Closing will not constitute a “change in control” as defined in HD Supply’s equity plans (the “Company Equity Plans”). Therefore, any unvested awards previously granted to you under the Company Equity Plans will be forfeited and cancelled as of the Closing, or any earlier termination of your employment with the Company. All stock options previously granted to you under the Company Equity Plans that are vested as of the Closing (or earlier employment termination) will be forfeited and cancelled if not exercised within 90 days of the Closing or any earlier employment termination, except as otherwise provided by the Company Equity Plan or your award agreement. Pursuant to our Policy on Trading in Securities, you must continue to preclear your trades in Company stock with Legal for a six-month period after your termination of employment with the Company in order to facilitate compliance with SEC rules applicable to Section 16 officers, and you may only trade when you are not in possession of the Company’s material nonpublic information. If you have any questions, please discuss with the Company’s general counsel.

At-Will Employment

This agreement does not alter your status as an at-will employee, which means that the Company and you each have the absolute power to terminate the employment relationship with or without Cause, and with or without prior notice. This agreement should not be construed, nor is it intended to be a contract of employment for a specified period of time.

Governing Law

Any action, claim or dispute or other proceeding arising out of this agreement (the “claim”) must be formally initiated within one (1) year after the claim arises or be forever barred. Any claim will be governed by Delaware law regardless of the application of rules of conflict of law. Any claim shall only be brought in the Superior Court of Cobb County, State of Georgia or in the Federal District Court, Northern District of Georgia, Atlanta Division. The parties irrevocably submit to the jurisdiction of these courts for purposes of any claim.

Please review this document and indicate your acceptance of the terms by signing below and returning to Charles White, Vice President, Total Rewards, on or before _________, 2020.

Sincerely,

Joseph J. DeAngelo
Chief Executive Officer

By signing below, I hereby accept and agree to the terms set forth in this agreement.

John A. Stegeman (Signature)	Date Signed